Exhibit 99.1

N e w s R e l e a s e

QUICKSILVER RESOURCES INC.
801 Cherry Street
Fort Worth, TX 76102
www.qrinc.com

QUICKSILVER RESOURCES FILES VOLUNTARY CHAPTER 11 PETITIONS
TO FACILITATE FINANCIAL RESTRUCTURING

Quicksilver’s Canadian Operations Not Included in Filing;
Operations to Continue Without Interruption
FORT WORTH, TEXAS (March 17, 2015) - Quicksilver Resources Inc. (OTCQB: KWKA) announced today that the Company and its U.S. subsidiaries Barnett Shale Operating LLC, Cowtown Drilling, Inc., Cowtown Gas Processing L.P., Cowtown Pipeline Funding, Inc., Cowtown Pipeline L.P., Cowtown Pipeline Management, Inc., Makarios Resources International Holdings LLC, Makarios Resources International Inc., QPP Holdings LLC, QPP Parent LLC, Quicksilver Production Partners GP LLC, Quicksilver Production Partners LP, and Silver Stream Pipeline Company LLC each filed a voluntary petition under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Court”).
Quicksilver’s Canadian subsidiaries were not included in the chapter 11 filing and will not be subject to the requirements of the U.S. Bankruptcy Code. Quicksilver Resources Canada Inc. (“QRCI”) has reached an agreement with its first lien secured lenders regarding a forbearance for a period up to and including June 16, 2015 of any default under QRCI’s first lien credit agreement arising due to the chapter 11 filing. The company does not anticipate that U.S. and Canadian operations will be interrupted as a result of the chapter 11 filing.
Glenn Darden, Quicksilver’s Chief Executive Officer said, “Quicksilver’s strategic marketing process has not produced viable options for asset sales or other alternatives to fully address the company’s liquidity and capital structure issues. We believe that chapter 11 provides the flexibility to accomplish an effective restructuring of Quicksilver for its stakeholders.”
Quicksilver has filed a series of motions with the Court to ensure the continuation of normal operations, including requesting Court approval to continue paying employee wages and salaries and providing employee benefits without interruption. The Company has also asked for authority to continue honoring royalty obligations, working interest obligations, and other obligations related to oil and gas leases. The Company expects that the Court will approve these requests. During the chapter 11 process, suppliers will be paid in full for all goods and services provided after the filing date as required by the Bankruptcy Code.
Quicksilver has established a toll-free Restructuring Information Hotline for employees, suppliers, landowners, royalty owners, investors, and other interested parties, at (877) 940-2410. For access to Court

NEWS RELEASE Page 2 of 3

documents and other general information about the chapter 11 cases, please visit www.gardencitygroup.com/cases/kwk.
The Company’s legal advisors are Akin Gump Strauss Hauer & Feld LLP in the U.S. and Bennett Jones in Canada. Houlihan Lokey Capital, Inc. is serving as financial advisor.
About Quicksilver Resources
Fort Worth, Texas-based Quicksilver Resources is a publicly traded independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including shales and coal beds in North America. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. Quicksilver's common stock is traded on the OTCQB Marketplace under the symbol “KWKA.” For more information about Quicksilver Resources, visit www.qrinc.com.
Subscribe to Quicksilver News
The company uses its investor relations website to post news releases, investor presentations, SEC filings and other material non-public information to comply with disclosure obligations under Regulation FD, and utilizes Really Simple Syndication ("RSS") as a routine channel to supplement distribution of this information. To subscribe to Quicksilver's RSS feeds, visit the company’s website at http://investors.qrinc.com/rss.
In addition, users may elect to receive email alerts related to company news, SEC filings, webcasts, events and stock information. To register for email alerts, visit the company's website at http://investors.qrinc.com/alerts.
Forward-Looking Statements
Certain statements contained in this press release and other materials we file with the Securities and Exchange Commission (“SEC”), or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Specific risks and uncertainties include, but are not limited to, whether the company is able to successfully restructure its indebtedness, improve its short- and long-term liquidity position, complete any strategic transactions, and those set forth under Item 1A, “Risk Factors,” of our most recent Annual Report on Form 10-K/A, and subsequent filings with the SEC.

NEWS RELEASE Page 3 of 3

# # #
Restructuring Information Hotline:
(877) 940-2410

Media Contact:
David Erdman
817-665-4023
IR@qrinc.com